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                                                                    Exhibit 12.1

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                              XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
              COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                                ($ IN THOUSANDS)


                                                       RATIO OF EARNINGS (LOSS) TO COMBINED FIXED CHARGES
                                                                     AND PREFERRED DIVIDENDS

                                                                      Year ended December 31,
                                                ---------------------------------------------------------------
                                                  1998          1999           2000           2001         2002
                                                  ----          ----           ----           ----         ----
Fixed charges:

   Capitalized interest                          13,145         15,821        39,052         45,211           --
   Interest expensed                                 --          9,120            --         18,131       63,573
   Preferred dividends                               --             --       149,465         23,153       20,859
   Portion of rent expense representative
     of interest (1)                                 76            216         2,027          7,575        6,646
                                                -------       --------     ---------      ---------     --------

     Total fixed charges                       $ 13,221       $ 25,157     $ 190,544      $  94,070    $  91,078
                                                =======       ========     =========      =========     ========

Earnings:

   Loss before income taxes                    $(16,167)      $(36,896)    $ (51,873)     $(284,379)   $(495,012)
   Fixed charges, less capitalized interest
     and preferred dividends                         76          9,336       151,492         48,859       91,078
   Depreciation and write-off of capitalized
     interest                                        --             --            --          4,108        1,385
                                                -------       --------     ---------      ---------     --------
   Earnings (loss) adjusted for fixed charges   (16,091)       (27,560)      (99,619)      (231,412)    (402,549)
Ratio of earnings (loss) to combined fixed
   charges and preferred dividends                   --             --            --             --           --
Deficiency in earnings to cover fixed charges    29,312         52,717        90,925        325,482      493,627
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(1) One-third of rent expense is deemed to be representative of interest.